EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Emageon Names John Wilhoite as Chief Financial Officer
BIRMINGHAM, AL — (February 21, 2008) — Emageon Inc. (NASDAQ:EMAG), a leader in enterprise medical information technology systems for hospitals and health care networks, announced today that John Wilhoite has been named Chief Financial Officer and Treasurer, effective March 31, 2008.
Mr. Wilhoite, age 56, has served as the Vice President of Finance and Controller of the Company since March 2006, and also as its Secretary since early 2007. Before coming to Emageon, he served as Chief Financial Officer of Telairity Semiconductor Corp., a manufacturer of video processing solutions for broadcast and professional video applications. Earlier, Mr. Wilhoite served as Vice President of Finance and Chief Financial Officer of Integrated Defense Technologies, Inc., a developer and provider of advanced electronics and technology products to the defense and intelligence industries. Before joining Integrated Defense Technologies, he held various management and executive management positions (including Executive Vice President and Chief Financial Officer) with Intergraph Corporation, a technical solutions and systems integration services company. Mr. Wilhoite’s experience includes twelve years in public accounting with PricewaterhouseCoopers LLP. Mr. Wilhoite earned his bachelor’s degree from the University of Tennessee.
“We are very pleased to name John to this new responsibility,” said Chuck Jett, Emageon’s Chairman, CEO & President. “We appreciate the value John brings to the position, especially his broad public company experience.”
Mr. Wilhoite will succeed Randy Pittman, who is departing Emageon effective March 31, 2008 to pursue other opportunities outside of Emageon’s business sector. Chuck Jett stated, “The Board of Directors and I thank Randy for his many years of dedicated service to Emageon and wish him the very best in his future business endeavors.”
About Emageon
Emageon provides information technology systems for hospitals, healthcare networks and imaging facilities. Its enterprise family of solutions includes RadSuite™, HeartSuite™ and other specialty suites. All Emageon solutions are built on a unified Enterprise Content Management system offering advanced visualization and infrastructure tools for the clinical analysis and management of digital medical images, reports and associated clinical content. Emageon’s standards-based solutions are designed to help customers enhance patient care, automate workflow, lower costs, improve productivity and provide better service to physicians. For more information, please visit www.emageon.com.
Contact: Bill Funderburk
Telephone: 205-980-7542
bill.funderburk@emageon.com
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